Exhibit 10.21
CONFIDENTIAL
JOINT DEVELOPMENT AGREEMENT
     THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”), effective as of April 27, 2007 (the “Effective Date”), is made by and between St. Jude Medical, Atrial Fibrillation Division, Inc., a Minnesota corporation with offices at 6500 Wedgwood Road, Maple Grove, MN 55311 (“SJM”), and Hansen Medical, Inc., a corporation organized under the laws of Delaware, having its principal place of business at 380 North Bernardo Avenue, Mountain View, CA 94043 (“Hansen”). Each of SJM and Hansen may be referred to in this Agreement as “Party,” and collectively as, the “Parties”.
RECITALS
     WHEREAS, SJM and its Affiliates are engaged in the design, development, manufacture, assembly, importation, exportation, offering for sale, sale and distribution of medical devices and accessories for such devices, including the EnSite™ System for mapping and navigating electrophysiology catheters in real time (as it may be improved or otherwise modified from time to time, the “EnSite System”);
     WHEREAS, Hansen is engaged in the design, development, manufacture, assembly, importation, exportation, offering for sale, sale and distribution of a robotic catheter control system known as the Sensei™ System (together with the capital equipment and accessories necessary for use of the Sensei System, but excluding transeptal kits, sheaths or catheters, as it may be improved or otherwise modified from time to time, the “Sensei System”); and
     WHEREAS, SJM and Hansen desire to enter into an agreement by which they will work together to make the EnSite System and the Sensei System fully compatible and to jointly develop such other products as the Parties may mutually agree to develop from time to time (collectively, the “Program Products”);
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms, conditions, and obligations:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following terms, whether singular or plural, shall have the following meanings:
     1.1 Affiliate. The term “Affiliate” means any person or entity at the time directly or indirectly controlling or controlled by, or under direct or indirect common control with a Party, during the term of this Agreement and only so long as such control exists. For purposes of this definition, “control” means the power to direct the management and policies of such person or entity directly or indirectly, whether through ownership of voting or other equity securities, by contract or otherwise, and shall include entities which become Affiliates after the Effective Date of this Agreement.
     1.2 Business Day. The term “Business Day” means any day other than a Saturday, Sunday, or other day on which most or all commercial banks are closed in New York, New York.
     1.3 Field of Use. The term “Field of Use” means the development, manufacture, sale, distribution and servicing of medical devices, systems and accessories designed for the diagnosis and/or treatment of ******.
     1.4 Co-Marketing Agreement. The term “Co-Marketing Agreement” means the Co-Marketing Agreement between Hansen and SJM dated as of the Effective Date.
     1.5 Development Plan. The term “Development Plan” shall have the meaning ascribed to such term in Section 2.1 below.
     1.6 Effective Date. The term “Effective Date” shall have the meaning ascribed to such term in the Preamble above.
     1.7 EnSite System. The term “EnSite System” shall have the meaning ascribed to such term in the Recitals above.
     1.8 FDA. The term “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services.
     1.9 FDA Approval. The term “FDA Approval” means clearance for marketing by the FDA under Section 510(k) of the Act, 21 U.S.C. §360(k), and 21 C.F.R. Part 807, Subpart E, or FDA premarket approval granted in accordance with 21 U.S.C. § 360e and 21 C.F.R. Part 814.
     1.10 Fully Integrated EnSite System. The term “Fully Integrated EnSite System” means the EnSite System, made compatible with the Fully Integrated Sensei System in accordance with the terms of this Agreement.
     1.11 Fully Integrated Sensei System. The term “Fully Integrated Sensei System” means the Sensei System, made compatible with the Fully Integrated EnSite System in accordance with the terms of this Agreement.
     1.12 Fully Integrated System. The term “Fully Integrated System” means a computerized interventional electrophysiological system comprising one Fully Integrated EnSite System and one Fully Integrated Sensei System.
     1.13 Hansen Independent IP. The term “Hansen Independent IP” shall have the meaning ascribed to such term in Section 3.1.2 below.
     1.14 “Initial Development Plan.” The term “Initial Development Plan” shall have the meaning ascribed to such term in Section 2.1.2 below.

     1.15 Intellectual Property. The term “Intellectual Property” means any and all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: any patents, patent applications, copyrights, trade secrets, technical information, designs, drawings, processes, algorithms, procedures, formulae, test data, know-how, improvements, plans (engineering or otherwise), or any other compilation of information whatsoever, whether or not in written form and whether or not marked confidential, secret, or the like, which is not generally available to the public.
     1.16 LC Sensei System. The term “LC Sensei System” shall have the meaning ascribed to that term in Section 4.2.4 below.
     1.17 NDA. The term “NDA” means that certain Mutual Non-Disclosure Agreement between the Parties dated as of May 8, 2006.
     1.18 Pre-Existing IP. The term “Pre-Existing IP” means all of the Intellectual Property of a Party (whether owned by or licensed to such Party) in existence as of the Effective Date, as evidenced by tangible records of such Party in possession of such Party prior to the Effective Date.
     1.19 Program Development. The term “Program Development” means any improvement, development or other Intellectual Property that is invented, conceived of and/or reduced to practice by either Party in direct connection with carrying out its responsibilities under any Development Plan.
     1.20 Program Products. The term “Program Products” shall have the meaning ascribed to such term in the Recitals above.
     1.21 Sensei System. The term “Sensei System” shall have the meaning ascribed to such term in the Recitals above.
     1.22 SJM Independent IP. The term “SJM Independent IP” shall have the meaning ascribed to such term in Section 3.1.3 below.
     1.23 Term. The term “Term” has the meaning ascribed thereto in Section 9.1 below.
ARTICLE II
JOINT DEVELOPMENT PROJECTS
     2.1 Development Plans; Development of Initial Program Product.
          2.1.1 The joint development work to be performed by the Parties hereunder for each Program Product shall be carried out pursuant to the terms of a written development plan that will be jointly prepared and mutually agreed to by the Parties (each, a “Development Plan”). Each Development Plan will include, among other things, responsibilities, major development milestones and expected completion dates. For each Program Product that the Parties mutually agree to develop hereunder, Hansen shall propose the initial draft of the Development Plan for consideration by the Parties. Each Party agrees to use commercially reasonable efforts to carry out the responsibilities assigned to it in each Development Plan.
          2.1.2 SJM and Hansen agree to work together to develop the Fully Integrated System as the initial Program Product hereunder, as described in the Initial Development Plan. The Parties agree to use commercially reasonable efforts to prepare and complete the Development Plan for the initial Program Product (the “Initial Development Plan”) in mutually agreed to form within ******** days after the Effective Date. The Initial Development Plan, once prepared and agreed to by the Parties, shall be attached as Exhibit A to this Agreement and made a part hereof.
     2.2 Hansen’s Responsibilities. Hansen shall be responsible for completing the following activities in accordance with the Initial Development Plan (or, as applicable, any other Development Plan) at Hansen’s sole cost and expense:
          2.2.1 Hansen shall make the Sensei System fully compatible with the EnSite System such that the EnSite System is qualified and supported for use with the Sensei System, in accordance with the specifications of the Initial Development Plan; Hansen shall perform verification and validation testing relating to making such Sensei System fully compatible with the EnSite System.
          2.2.2 Except as otherwise mutually agreed by the Parties, Hansen shall be responsible for, and shall pay for all its costs (including, without limitation, Hansen-preapproved direct and indirect costs incurred by SJM related to approval of Hansen disposable products) associated with gaining regulatory approvals for the Program Products and the technologies incorporated therein (“Regulatory Approvals”), including, without limitation, the Fully Integrated System. Unless otherwise agreed by the Parties in writing, Hansen shall own all such Regulatory Approvals.
          2.2.3 Hansen shall have the right to keep its guide catheter platform open to delivery of catheters from any manufacturer. In addition, nothing herein shall require Hansen to modify its guide catheter platform so that such platform no longer is capable of being used with catheters provided by any catheter manufacturer. However, Hansen shall include SJM products in its standard verification and validation processes (such SJM products provided to Hansen for such processes at no cost to Hansen), subject to Hansen’s reasonable discretion.
          2.2.4 Hansen shall maintain compatibility between the current Sensei System and any upgraded or new version thereof that is commercially released during the Term and the current EnSite System and any upgraded or new versions thereof that are commercially released during the Term for a period of at least ****** from the Effective Date, unless this Agreement is terminated earlier subject to the terms of Sections 9.2.2,9.2.6, or 9.2.7.
          2.2.6 Hansen shall perform such other activities as the Parties may mutually agree in connection with the development activities contemplated by this Agreement.

     2.3 SJM Responsibilities. SJM shall be responsible for completing the following activities in accordance with the Initial Development Plan (or, as applicable, any other Development Plan) at SJM’s sole cost and expense (except as otherwise specified below):
          2.3.1 SJM shall develop and market an EnSite software module/upgrade that enables the EnSite System to provide an interface to the Sensei System, in accordance with the specifications of the Initial Development Plan.
          2.3.2 SJM shall provide Hansen with technical specifications of the EnSite System to enable Hansen to develop the Sensei System so it can plug into the EnSite System to receive localization and orientation information of catheters with electrodes when used with the EnSite System, in accordance with the specifications of the Initial Development Plan.
          2.3.3 SJM shall provide mutually agreed upon engineering consulting services related to Program Products, including support for verification and validation testing related to making the Sensei System compatible with the EnSite System.
          2.3.4 SJM shall provide mutually agreed upon regulatory services in connection with Hansen obtaining Regulatory Approvals, as reasonably requested by Hansen, subject to Hansen reimbursing SJM for Hansen-preapproved direct and indirect costs incurred by SJM in connection with the provision of such regulatory services.
          2.3.6 SJM shall maintain compatibility between the current EnSite System and any upgraded or new version thereof that is commercially released during the Term and the current Sensei System and any upgraded or new version thereof that is commercially released during the Term for a period ******, unless this Agreement is terminated earlier subject to the terms of Sections 9.2.2, 9.2.6, or 9.2.7.
          2.3.7 SJM shall provide, on loan, an EnSite System to Hansen for use in connection with the performance of Hansen’s obligations under the Initial Development Plan. Unless otherwise agreed in writing by the Parties, Hansen will promptly return the EnSite System to SJM, at Hansen’s expense, in good working order, reasonable wear and tear excepted, upon the earlier to occur of the completion of the Initial Development Plan or any termination of this Agreement.
          2.3.8 SJM shall perform such other activities as the Parties may mutually agree in connection with the development activities contemplated by this Agreement.
     2.4 Joint Responsibilities. The Parties shall work toward including in the Initial Development Plan mutually agreeable technical specifications on the information that will be transferred as well as any communications interfaces and protocols.
     2.5 Project Coordinators. Within ten (10) business days after the Effective Date, each Party will designate in a writing delivered to the other Party an individual who will serve as the Project Coordinator (the “Project Coordinator”) for such Party and who will be the principal point of contact for the Development Plans to be carried out hereunder. Either Party may designate a different Project Coordinator for each Development Plan, and may change a Project Coordinator from time to time by written notice to the other Party

     2.6 Coordination Meetings. During the joint development activities contemplated hereby, a coordination meeting will be held periodically (e.g., monthly or at such other interval as the Parties may agree). The date and time for each such meeting shall be agreed to in advance by the Project Coordinators.
     2.7 Reports. Hansen shall provide SJM with quarterly written reports describing its progress under each Development Plan in such reasonable detail as SJM may request from time to time.
     2.8 Non-Solicitation. Without the prior written consent of the other Party, neither Party shall, during the Term and for twelve (12) months thereafter, either directly or indirectly, hire or otherwise engage, or cause, aid or assist any other person or entity, including, without limitation, its Affiliates, to hire or otherwise engage, any current or former employee of the other Party or its Affiliates for a period of twelve (12) months after the termination of such individual’s employment relationship with the other Party or its Affiliates. Notwithstanding the foregoing, this Section 2.6 shall not prohibit a Party from soliciting, hiring or otherwise engaging any employees or former employees of the other Party or its Affiliates who respond to solicitations of employment contained in publications of general circulation.
ARTICLE III
INTELLECTUAL PROPERTY
     3.1 Ownership.
          3.1.1 Pre-Existing IP. Each Party shall retain all right, title and interest it holds in such Party’s Pre-Existing IP.
          3.1.2 Hansen Independent IP. Hansen shall own all right, title and interest in any Intellectual Property that Hansen hereafter develops or has developed independently of the performance of its obligations hereunder (together with Hansen’s Pre-Existing IP, the “Hansen Independent IP”).
          3.1.3 SJM Independent IP. SJM shall own all right, title and interest in any Intellectual Property that SJM hereafter develops or has developed independently of the performance of its obligations hereunder (together with SJM’s Pre-Existing IP, the “SJM Independent IP”).
          3.1.4 Program Developments. The intellectual property rights in any Program Development shall be allocated as provided below in this Section 3.1.4:
          3.1.4.1 SJM shall own all Intellectual Property rights arising from any Program Development wherein SJM employees or contractors are the sole inventors (each, a “SJM-Related Program Development”). Hansen shall own all Intellectual Property rights arising from any Program Development wherein Hansen employees or contractors are the sole inventors (each, a “Hansen-Related Program Development”). The Parties will jointly-own the Intellectual Property rights arising from any Program Development that is jointly invented by employees or contractors of both Parties (each, a “Jointly-Owned Program Development”), with each Party having the unrestricted right to utilize or exploit or license any Intellectual Property rights arising from any Jointly- Owned Program Development without any consent of or accounting to the other Party. For the purposes of this paragraph 3.1.4.1, neither Party will be deemed a contractor of the other. Inventorship of patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws.
          3.1.4.2 Patent Prosecution. Each Party shall have the sole right to control the process of preparing, filing, and prosecuting one or more patent applications, and of maintaining one or more issued patents relating to any Program Development, the intellectual property rights in which are solely owned by such Party; in the case of Intellectual Property rights arising from Jointly-Owned Program Development, the Parties shall use reasonable efforts to cooperate regarding patent application preparation, filing, prosecution, abandonment, and enforcement of patents or other Intellectual Property rights. Following execution of this Agreement, appropriate personnel from the Parties will meet to establish appropriate guidelines for prosecution and enforcement of Intellectual Property rights arising from Jointly-Owned Program Development.
          3.1.4.3 Cooperation. If a Party that owns the Intellectual Property in any Program Development desires to seek patent protection with respect thereto (including, without limitation, in connection with seeking to file a continuation in part patent application with respect thereto), such other Party shall reasonably cooperate in connection therewith, including, without limitation, by executing and delivering such conveyance, assignment, assurance, power of attorney and other instruments or documents as may be reasonably required by such Party and using commercially reasonable efforts to procure any executed assignment or other instrument or document from any employee or contractor of such other Party who is a co-inventor of such Program Development. The Party requesting such assistance shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in providing such assistance.
     3.2 Cross-Licenses.
          3.2.1. Hansen IP. Hansen hereby grants to SJM during the Term a non-exclusive, worldwide, fully-paid, royalty free right and license, with rights to sub-license, to use the Hansen Independent IP and the Hansen-Related Program IP solely for the limited purpose of fulfilling SJM’s development responsibilities under Article II, to the extent that such Hansen Independent IP may be so licensed absent contravention of encumbrances of Hansen Independent IP preexisting the Effective Date. Hansen warrants that it is not aware, as of the Effective Date, of any encumbrances that would materially limit Hansen’s ability to provide the right and license described in the Section 3.2.1, and Hansen agrees that it will provide SJM with prompt written notice if Hansen becomes aware at any time during the Term of any such limiting encumbrance, and in such case will use commercially reasonable efforts to obtain for SJM the right and license described in this Section 3.2.1.
          3.2.2 SJM IP. SJM hereby grants to Hansen during the Term a non-exclusive, worldwide, fully-paid, royalty free right and license to use the SJM Independent IP and the SJM-

Related Program IP solely for the limited purpose of fulfilling Hansen’s development responsibilities under Article II, including the right to sublicense for such limited purpose. Hansen shall provide SJM with written notice of any such sublicense, which sublicense shall be consistent with the terms and conditions of this Agreement, including, without limitation, this Article III.
     3.4 Assignment of Rights. Each Party hereby assigns and agrees to assign to the other Party all of such Party’s right, title and interest in and to any Intellectual Property in any Program Development that is to be owned by the other Party in accordance with the allocation of ownership of SJM-Related Program Developments and Hansen-Related Program Developments that is set forth in Section 3.1.4.1. Each Party shall execute and deliver any and all assignments or other documents necessary to effectuate such assignment of such Intellectual Property. Each Party hereby assigns and agrees to assign to the other Party an undivided one-half interest in all of such Party’s right, title and interest in and to any Jointly-Owned Program Development. Each Party shall execute and deliver any and all assignments or other documents necessary to effectuate such assignment of Program Developments to the other Party.
     3.5 Reservation of Rights. All rights of each Party that are not expressly granted in this Agreement are reserved and retained by such Party. Except as expressly provided in this Agreement, no rights are granted whatsoever, whether expressly or by implication or estoppel or otherwise, by either Party to the other Party.
     3.6 Disclosure of Jointly-Owned Program Developments. Each Party shall disclose to the other Party any and all Jointly-Owned Program Developments not already disclosed to the other Party, which disclosure will occur at the next coordination meeting conducted pursuant to Section 2.6 and, in any event, within thirty (30) days after being conceived or reduced to practice.
ARTICLE IV
COLLABORATION OBLIGATIONS
     4.1 Except as set forth below in Section 4.2, Hansen shall not ******, unless terminated by SJM under Sections 9.2.1, 9.2.5, 9.2.6, or 9.2.7 hereof, or unless terminated by Hansen under Sections 9.2.2, 9.2.5, 9.2.6, or 9.2.7 hereof.
     4.2 Hansen may develop and offer for sale to its customers in the Field of Use a communication capability strictly limited to ******

ARTICLE V
REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES;
LIMITATION OF LIABILITY
     5.1 General. Each Party represents, warrants and covenants that it (i) has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, (ii) that all necessary corporate action has been duly taken by such party to authorize the execution, delivery and performance by such Party of this Agreement and (iii) has not, and will not, enter into any agreement with a third party that conflicts with such Party’s obligations hereunder or the rights granted by such Party hereunder to the other Party.
     5.2 No Debarred Person. Each Party represents and warrants that it shall not knowingly employ, contract with, or retain any person directly or indirectly in connection with the development work contemplated hereby if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, each Party represents and warrants that it will not engage in any conduct or activity which could lead to any such debarment actions. If, during the term of this Agreement, a Party becomes aware that it or any person employed or retained by it to perform development work hereunder (i) has come under investigation by the FDA for a debarment action, (ii) has been debarred, or (iii) has engaged in any conduct or activity that could lead to debarment, such Party shall immediately notify the other Party.
     5.3 No Implied Obligation. Nothing contained in this Agreement shall be construed as:
     5.3.1 a warranty or representation by either Party as to the validity, enforceability or scope of any class or type of Intellectual Property licensed hereunder;
     5.3.2 a warranty or representation that any manufacture, sale, lease, use or other disposition of Products will be free from infringement, misappropriation or other violation of any intellectual property rights other than the Intellectual Property licensed hereunder, subject to the indemnity by Hansen in Section 6.2 and the indemnity by SJM in Section 6.3;
     5.3.3 an agreement to bring or prosecute proceedings against third parties for infringement or conferring any right to bring or prosecute proceedings against third parties for infringement;
     5.3.4 conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either Party; or

     5.3.5 requiring any Party to defend any proceeding brought by a third party challenging or concerning the validity of any Intellectual Property licensed under this Agreement.
     5.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, neither Party makes any warranty of any kind related to: (a) the success of the research conducted by the Parties under the Agreement; or (b) the safety or usefulness for any purpose of the technology or other materials or information it provides hereunder.
     5.5 Limitation of Liability. EXCEPT FOR BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE VII, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY, OR INTELLECTUAL PROPERTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE VI
INDEMNIFICATION
     6.1 Survival of Representation and Warranties. The representations and warranties of each of the Parties contained in this Agreement shall survive the Effective Date.
     6.2 Indemnification by Hansen. Subject to Section 6.4, Hansen shall indemnify and hold harmless SJM and its Affiliates and their respective directors, officers employees and agents (“SJM Indemnitees”) from and against any and all losses, liabilities, claims, damages or expenses (including, without limitation, reasonable legal fees and expenses) to the extent resulting or arising from or in connection with any claim, action or proceeding by a third party brought against any SJM Indemnitee and based solely on any one or more of the following:
          6.2.1 An allegation that any SJM Indemnitee infringes or misappropriates any Intellectual Property right of a third party, to the extent such allegation is based on the use or practice of the Hansen Independent IP and/or the Hansen-Related Program IP within the scope of the license granted in Section 3.2.1 and in performance of its obligations under this agreement;
          6.2.2 The negligence or willful misconduct of Hansen or its Affiliates or their respective consultants or contractors in connection with their activities under this Agreement;

          6.2.3 The breach of any of the covenants, agreements, warranties or representations made by Hansen under this Agreement by Hansen or its Affiliates or their respective consultants or contractors; or
          6.2.4 The violation of any applicable laws or regulations by Hansen or its Affiliates or their respective consultants or contractors in connection with their activities under this Agreement.
     Notwithstanding the foregoing, Hansen shall only be obligated to so indemnify and hold the SJM Indemnitees harmless to the extent that such claim, action or proceeding does not arise from the negligence or willful misconduct of SJM or its Affiliates or their respective contractors or employees.
     6.3 Indemnification by SJM. SJM shall indemnify and hold harmless Hansen and its Affiliates and their respective directors, officers employees and agents (“Hansen Indemnitees”) from and against any and all losses, liabilities, claims, damages or expenses (including, without limitation, reasonable legal fees and expenses) suffered or incurred by any such Hansen Indemnitee to the extent resulting or arising from or in connection with any claim, action or proceeding by a third party brought against any Hansen Indemnitee based on any of the following:
          6.3.1 An allegation that any Hansen Indemnitee infringes or misappropriates any Intellectual Property right of a third party, to the extent such allegation is based on the use or practice of the SJM Independent IP and/or the SJM-Related Program IP within the scope of the license granted in Section 3.2.2 and in performance of its obligations under this Agreement;
          6.3.2 The negligence or willful misconduct of SJM or its Affiliates or their respective consultants or contractors in connection with their activities under this Agreement;
          6.3.3 The breach of any of the covenants, agreements, warranties or representations made by Hansen under this Agreement by SJM or its Affiliates or their respective consultants or contractors; or
          6.3.4 The violation of any applicable laws or regulations by SJM or its Affiliates or their respective consultants or contractors in connection with their activities under this Agreement.
     Notwithstanding the foregoing, SJM shall only be obligated to so indemnify and hold the Hansen Indemnitees harmless to the extent that such claim, action or proceeding does not arise from the negligence or willful misconduct of Hansen or its Affiliates or their respective contractors or employees.
     6.4 Procedures.
          6.4.1 In order for an indemnified party to be entitled to any indemnification provided for under this Article VI in respect of, arising out of or involving a claim, action or proceeding made by any person who is not a Party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party is actually prejudiced as a result of such untimely notice. The indemnified party shall deliver to the indemnifying party, within five (5) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
          6.4.2 If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, it may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the indemnified party for legal costs and expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnified party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and settlement.. The Parties shall cooperate in the defense or prosecution of any Third-Party Claim. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to such Third-Party Claim.
ARTICLE VII
CONFIDENTIALITY AND PUBLICITY
     7.1 Confidentiality. The Parties hereto will keep confidential any non-public information (whether written or oral and whether or not identified as “Confidential”) exchanged by the Parties (whether prior to, on or after the date hereof) in connection with the matters contemplated by this Agreement, as well as the existence and terms of this Agreement and the existence of the Parties’ discussions and collaboration hereunder, strictly in accordance with the terms of the NDA, and will use such information solely in the performance of their obligations, and the exercise of their rights, provided hereunder. The NDA shall expressly survive any termination of this Agreement in accordance with its terms.
     7.2 Publicity. Neither Party, nor any of its Affiliates or representatives, may initiate nor make any public announcement (by press release, press interview or otherwise) or other disclosure concerning the existence, terms and conditions, or subject matter of this Agreement to any third party without the prior written consent of the other Party, except as may be required by law or regulation. In those circumstances where a Party believes that any such disclosure is required by law or regulation, then it shall (i) seek to notify the other Party on a timely basis in advance of such disclosure, and (b) use its best efforts to seek confidential treatment of the material provisions of this Agreement to the greatest extent permitted by law or regulation.
ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
TERM AND TERMINATION
     9.1 Term. This Agreement shall become effective on the Effective Date and, subject to Section 9.2, shall continue in effect until the completion of all of the development work contemplated by the Initial Development Plan and any other Development Plan on which the Parties agree prior to termination of this Agreement, subject to early termination of this Agreement (the “Term”).
     9.2 Termination.
          9.2.1 Either Party may terminate this Agreement ****** by giving not less than ****** prior written notice to the other Party.
          9.2.2 Either Party may terminate this Agreement immediately upon written notice to the other Party, if the other Party materially breaches any of its obligations set forth in this Agreement and fails to cure such breach within ********** after receiving written notice from the non-breaching Party describing such breach.
          9.2.5 Either Party may terminate this Agreement immediately upon written notice to the other Party if the Co-Marketing Agreement terminates.
          9.2.6 Either Party may terminate this Agreement upon written notice to the other Party should either Party be enjoined by a court of competent jurisdiction from making, using, or selling the Sensei System, the EnSite System, the Fully Integrated Sensei System, the Fully Integrated EnSite System, the Fully Integrated System, or material portions thereof.
          9.2.7 Either Party may terminate this Agreement upon written notice to the other Party should ******
     9.3 Survival. This Section 9.3, Section 2.2.4, Section 2.3.6, and Articles III (other than Section 3.2), V, VI, VII, VIII, and X shall survive any termination or the expiration of the Term of this Agreement.
ARTICLE X
GENERAL
     10.1 Notices. All notices, requests, demands required or desired, or instructions to be given hereunder shall be in writing and considered effective when delivered personally, upon receipt if sent by certified mail or by delivery via Federal Express or similarly recognized overnight courier with all postage or freight charges prepaid, and addressed as follows:
(1)	If to Hansen:
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA
Attn: Chief Executive Officer
(2)	If to SJM:
St. Jude Medical, Atrial Fibrillation Division, Inc.
14901 DeVeau Place
Minnetonka, MN 55345
Facsimile: 952-351-1777
Attention: General Counsel
and
St. Jude Medical, Atrial Fibrillation Division, Inc.
6500 Wedgwood Road
Maple Grove, MN 55311
Facsimile: 763-383-2600
Attention: President
with a copy to (which shall not constitute notice):
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN 55117
Facsimile: 651-490-4333
Attn: Chief Financial Officer
     10.2 Entire Agreement. This Agreement (including any exhibits and schedules attached or to be attached hereto which are incorporated herein by this reference), together with the NDA, represent the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, representations and understandings, whether written or oral, between the Parties concerning the subject matter hereof, and may not be changed or modified in any manner except by an instrument in writing that is signed by the Parties. No inference shall be drawn from any variance between this Agreement and any prior negotiations, term sheets, letters of intent relating to, or drafts of, this Agreement. Each Party acknowledges and agrees that no representations, inducements, promises, commitments or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not expressed herein.

     10.3 Modification. No alteration, amendment, waiver, cancellation or any other change in any term of condition of this Agreement shall be valid or binding on any Party unless such alteration, amendment, waiver, cancellation or any other change shall have been mutually agreed to in writing by the Parties to this Agreement.
     10.4 Severability. The Parties agree that if any provision of this Agreement shall be found or held to be invalid or unenforceable, then the provisions of this Agreement shall be deemed amended to modify or delete, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired but shall remain in full force and effect, to the fullest extent possible in keeping with the intention of the Parties.
     10.5 No Waiver. Failure of any Party at any time to require performance of any provision of this Agreement shall not affect the right of any party to require full performance thereafter; a waiver by any Party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.
     10.6 Costs. Except as otherwise herein provided, each of the Parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated herein.
     10.7 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties to this Agreement and their respective successors and assigns. No Party may assign any of its rights or privileges or (except to subcontractors or consultants under commercially reasonable written agreements) delegate any of its duties or obligations (by operation of law or otherwise) hereunder without prior written consent of the other Party; provided, however, that either Party may make such an assignment or delegation when done so in conjunction with (a) the acquisition of the Party or of all or substantially all of the Party’s assets relating to this Agreement or (b) a corporate restructuring or reorganization in which such Party assigns its right, title and interest under this Agreement to an Affiliate. Any attempted or purported assignment or transfer without such consent, when required under this provision, shall be void and of no effect and shall constitute a material breach of this Agreement.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.
     10.9 Relationship of the Parties. The Parties hereto are independent contractors under this Agreement. Nothing contained herein is intended nor is to be construed so as to constitute the Parties hereto as partners or participants in a joint venture with respect to this Agreement, or the subject matter hereof. Employees and agents of one Party remain employees or agents of that Party and shall not be considered at any time to be agents of, or obligated to render a fiduciary duty to, the other Party. There is no principal-agent relationship between the Parties. Neither Party shall have the authority to contract, bind, or act on behalf of the other Party.

     10.10 Drafting of this Agreement. Each Party has equally participated in the drafting of this Agreement, and the Parties agree that neither Party shall be found to be the sole or primary drafter of any portion of this Agreement.
     10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement as of the dates written below.

HANSEN MEDICAL INC.		ST. JUDE MEDICAL, ATRIAL FIBRILLATION DIVISION, INC.

By:	/s/ Gary Restani	By:	/s/ Jane J. Song

Name:	Gary Restani	Name:	Jane J. Song

Title:	President and Chief Operating Officer	Title:	President, St. Jude Medical, Atrial
Fibrillation Division, Inc.

EXHIBIT A
Initial Development Plan
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